Exhibit 3.02

CERTIFICATE OF DESIGNATION, NUMBER, POWERS

PREFERENCES AND RELATIVE, PARTICIPATING

OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE

QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND

OTHER DISTINGUISHING CHARACTERISTICS OF

SERIES A PREFERRED STOCK OF

ACTIONVIEW INTERNATIONAL, INC.

It is hereby certified that:

1.

The name of the corporation (hereinafter called the “Corporation) is ACTIONVIEW INTERNATIONAL, INC.

2.

The certificate of incorporation of the Corporation authorizes issuance of 50,000,000 shares of Preferred Stock with a par value to be determined by the Board of Directors and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3.

The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

RESOLVED, that one hundred thousand (100,000) shares of the Preferred Stock (par value $0.001 per share) are authorized to be issued by this Corporation pursuant to its certificate of incorporation, and that there be and hereby is authorized and created a series of preferred stock, hereby designed as the Series A Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such certificate of incorporation and in addition thereto, those following:

(a)

DESIGNATION. The Preferred Stock subject hereof shall be designated Series A Preferred Stock (“Series A Preferred”).  No other shares of Preferred Stock shall be designated as Series A Preferred stock.

(b)

DIVIDENDS.  The holders of the shares of Series A Preferred shall not be entitled to receive dividends.

(c)

CONVERSION.  The Series A Preferred shall, after twelve months from the date of issuance, become convertible in aggregate into that number of fully paid and non-assessable shares of the common stock of the Corporation, equal to seventy-five percent (75%) of the issued and outstanding common stock of the Corporation on the closing date twelve months from the date of issuance (“Conversion Record Date”).  In the event that the Series A Preferred shares are held by more than one individual, the shares of Series A Preferred will convert into a pro-rata number of common shares such that in aggregate the total number of common shares issued upon conversion shall equal 75% of the issued and outstanding common shares on the Conversion Record Date.  The number of shares of the Corporation’s common stock to be issued upon conversion to any one Series A Preferred shareholder shall be rounded up to the nearest 100 share increment.  The conversion right of the holders of Series A Preferred Stock shall be exercised by the surrender of the certificates representing shares to be converted to the Corporation or its transfer agent for the Series A Preferred, accompanied by written notice authorizing conversion.  Immediately prior to the close of business on the date the Corporation receives written notice of conversion, each converting holder of Series A Preferred shall be deemed to be the holder of record of common stock issuable upon conversion of such holder’s Series A Preferred notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such common stock shall not then be actually delivered to such person.  The conversion ratio for all Series A Preferred shares shall be calculated as of the close of business on the Conversion Record Date regardless of the date the Series A Preferred shares are actually tendered for conversion.

(d)

ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION.  If the common stock issuable upon conversion of the Series A Preferred shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the conversion rate shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred shall be convertible into, in lieu of the number of shares of common stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of common stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change.

(e)

NO IMPAIRMENT.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(f)

RESERVATION OF STOCK ISSUABLE UPON CONVERSION.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(h)

REGISTRATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall not be obligated to register the shares of common stock issued to the Series A Preferred shareholders upon conversion.

(i)

LIQUIDATION RIGHTS.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred shall be entitled to receive liquidation in preference to the holders of common shares or any other class or series of preferred stock.

(j)

INVOLUNTARY LIQUIDATION.  In the event of involuntary liquidation, the shares of this series shall be entitled to the same amounts as in the event of voluntary liquidation.

(k)

OTHER RESTRICTIONS.  There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

(l)

VOTING.  (i) The holder of shares of Series A Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(ii)

Each share of Series A Preferred shall be entitled to vote on all shareholder matters presented to the holders of common stock and shall be entitled to cast, on a pro-rata basis, that number of votes it would otherwise be entitled to on a post-conversion basis.  In aggregate, the issued and outstanding shares of Series A Preferred shall be entitled to cast that number of votes equal to seventy-five percent (75%) of all shares of common stock on a post-conversion basis.  For example, if there are 100 shares of common stock outstanding, the Series A Preferred shares would be entitled to vote, in aggregate, the equivalent of 300 votes.

(m)

STATED VALUE.  The shares of Series A Preferred shall have a stated value of $0.001 per share.

(n)

OTHER PREFERENCES.  The shares of the Series A Preferred shall no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the certificate of incorporation of the Corporation.

FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate or incorporation of the Corporation.

Signed on August 15, 2009.

By Unanimous Written Consent of the Board of Directors:

/s/ Gary Nerison

Gary Nerison